Filed pursuant to Rule 433
CUSIP: 48245ABL4	Registration No. 333-141868
ISIN: US48245ABL44	(Relating to Prospectus Supplement dated April 9, 2007
and Prospectus dated April 9, 2007)
KFW US MTN
FINAL TERM SHEET
Dated January 8, 2008

Issuer: KfW	Title of Securities: U.S.$ 100,000,000 3.475% Notes
Due January 16, 2009

Aggregate Principal Amount: U.S.$ 100,000,000	Interest Rate: 3.475% per annum

Original Issue Date: January 16, 2008	Maturity Date: January 16, 2009

Interest Commencement Date: January 16, 2008	Final Redemption Price: 100%

Payments:
First Interest Payment Date: January 16, 2009
Interest Payment Date(s): in arrears on January 16, 2009
Redemption:      ☐ Yes     ☑  No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):
Minimum Redemption Notice Period:
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):
Repayment:      ☐ Yes     ☑  No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S.$ 1,000
Exchange Rate Agent:
Original Issue Discount Note (“OID”):      ☐ Yes     ☑  No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified:           )
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business
Day” of §5 of the Conditions) (unless otherwise specified:           )

Other Terms of Notes:
Business Day
          The section “Business Day” in § 5 of the Conditions of the Notes shall be amended as follows: With respect to the Notes, “Business Day” means a New York Business Day and a London Business Day.
          “London Business Day” is any day except for Saturday, Sunday or a day on which commercial banks and foreign exchange markets settle payments and are open for general business in London.
Price to Public: 100%, plus accrued interest, if any, from January 16, 2008
Dealers: HSBC Securities (USA) Inc.
          Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-866-811-8049.
Prospectus Supplement and Prospectus

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